Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of:

•our report dated March 6, 2024 on the consolidated financial statements of Zymeworks Inc. (the “Entity”) which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of (loss) income and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively the “consolidated financial statements”), and

•our report dated March 6, 2024 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2023 each of which is included in the Annual Report on Form 10-K of the Entity for the fiscal year ended December 31, 2023.

We also consent to the incorporation by reference of such reports in the Registration Statements (Nos. 333-270338, 333-225556-01, 333-257819-01, 333-263043-01 and 333-263042-01) on Form S-8, and (No. 333-259970-01) on Form S-3 of the Entity.

/s/ KPMG LLP
Chartered Professional Accountants
March 6, 2024
Vancouver, Canada